UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2008

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition

In anticipation of a presentation and meetings at an upcoming institutional investor conference, Beazer Homes USA, Inc. today provided certain unaudited and preliminary financial and operating data for the quarter ended December 31, 2007. In the coming weeks, the Company anticipates providing additional unaudited and preliminary financial and operating data for the same period.

As previously announced, the Company is in the process of restating certain prior periods’ financial statements including interim periods of fiscal 2007 and 2006.  As such, comparisons of preliminary operating data for the quarter ended December 31, 2007 to the quarter ended December 31, 2006 are prior to the effect of any restatement and, as this data is preliminary and unaudited, is subject to change. The Company is working expeditiously to complete the restatements and report financial results for the year ended September 30, 2007 and the quarter ended December 31, 2007 as soon as practicable.

Home closings for the quarter ended December 31, 2007, totaled 2,010, a 24% decline from the same period in the prior fiscal year.  This resulted in a backlog conversion ratio of 67%, as the Company remained focused on converting its existing backlog for cash generation. Net new home orders totaled 1,260, a decline of 29% from the prior fiscal year.  At 46%, the cancellation rate for the quarter was comparable to the 43% rate experienced in the prior year and significantly improved from the unusually high rate of 68% in the fourth quarter of fiscal 2007.

At December 31, 2007, the Company had a cash balance in excess of $325.0 million, compared to $155.0 million at December 31, 2006 and $459.5 million at September 30, 2007.  As previously reported, during the quarter, the Company repaid approximately $75 million in secured debt, and paid a consent fee to holders of its Senior Notes and Senior Convertible Notes and related expenses totaling $21 million. The cash balance at December 31, 2007 includes approximately $92 million of restricted cash pledged to collateralize its outstanding letters of credit.  The Company is continuing the process of replacing this cash with real property in the collateral pool under its secured revolving credit facility.  Due to seasonal patterns, the Company generally experiences a net use of cash in its first fiscal quarter, as was the case this year, although the Company continues to expect that for the whole of fiscal 2008, it will generate cash from operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: January 23, 2008	By:	/s/ Allan P. Merrill
Allan P. Merrill
Executive Vice President and
Chief Financial Officer